Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	W. Michael Smith
Chief Operating Officer
(972) 301-2450
www.remotedynamics.com
Remote Dynamics, Inc. Announces Closing of Series B Preferred Stock Issuance and Exchange of Bridge Note into Common Stock Warrants
RICHARDSON, Texas, Sept. 7, 2005 – Remote Dynamics, Inc. (NASDAQ: REDI), a leading provider of telematics-based management solutions for commercial fleets, today reported that following approval by the company’s stockholders at its 2005 annual meeting held on August 31, 2005, the company successfully closed the sale of $6.5 million of preferred stock and common stock purchase warrants in a private placement transaction with an institutional investor previously entered into on May 31, 2005. In consideration for the issuance of the Series B convertible preferred stock, the institutional investor paid the company $750,000 and returned to the company all of the outstanding Series A convertible preferred stock which was held by such investor. The Series A convertible preferred stock returned to the company had a face value of $5 million. The Series B preferred stock is convertible into common stock at a conversion price of $1.55 per share. The institutional investor also received a common stock purchase warrant with a 5-year term to purchase 2 million shares at an exercise price of $1.75 per share.
In connection with the sale of Series B preferred stock, the company had previously issued a bridge loan to the institutional investor in the original principal amount of $1.75 million. The bridge note was secured by the assets of the company, accrued interest at 8 percent per annum and was due and payable on Sept. 30, 2005. Following approval by the company’s stockholders at its annual meeting, the bridge note was extinguished and exchanged for two 5-year common stock purchase warrants: one to purchase 1,666,667 shares of common stock at an exercise price of $0.01 per share and a second common stock purchase warrant to purchase 700,000 shares of common stock at an exercise price of $1.75 per share.
Upon final closing of the Series B issuance, the company received proceeds of $750,000 (resulting in net proceeds to the company of approximately $575,000 after deduction of brokers’ commissions, accrued interest on the bridge note and other expenses). The company had previously received $1.75 million from the bridge note. The company intends to use the net proceeds from the financing transaction to fund its business plan. The company is obligated to register the common stock issuable upon conversion of the Series B or exercise of the warrants for public resale under the Securities and Exchange Act of 1933.
The Series B holder was granted as-converted voting rights limited to 9.99 percent of the outstanding common stock of the company. Additionally, the Series B holder is restricted from either converting the Series B preferred stock to common or exercising the warrants to the extent that such conversions or exercises would result in the Series B holder beneficially owning more than 9.99 percent of the company’s common stock. The Series B holder has the right to designate one voting director to the company’s board of directors and one non-voting observation director.
The material terms of the Series B preferred stock sale and the bridge note/warrant exchange will be filed via a Form 8-K with the Securities & Exchange Commission and will be available at the SEC’s website at http://www.sec.gov.

Remote Dynamics, Inc. Closing of Private Placement – Page 2
About Remote Dynamics, Inc.:
Remote Dynamics, Inc. [NASDAQ: REDI] provides patented state-of-the-art mobile resource management solutions that contribute to higher customer revenues, enhanced operator efficiency and improved cost control. The REDIview™ suite of solutions combine GPS and wireless telematics with supply chain management that improve mobile worker productivity through real-time position and route reporting, as well as exception-based reporting that analyzes mobile workforce inefficiencies for operational optimization. More information about Remote Dynamics is available online at http://www.remotedynamics.com.
“Remote Dynamics,” “REDIview,” “REDItote” and their associated logotypes are trademarks and service marks of Remote Dynamics, Inc. © Remote Dynamics, Inc. All rights reserved.
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